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July 21, 1999

Via Fedex

Kazunori Ukigawa,
President and CEO
Justsystem Corporation
Aoyama Building
1-2-3 Kita-Aoyama
Minato-ku 107 Japan

Via Fedex

Stewart Irvine,
President and CEO
WCollect.com, Inc.
7th Floor
1201 West Pender Street
Vancouver, BC
Canada V6E 2V2

Re:	Letter of Understanding

Gentlemen:

When signed by the parties named below, this letter will serve to set forth and confirm the basic points of mutual understanding reached by and between Mr. Kazunori Ukigawa on behalf of Justsystem Corporation, a Japanese corporation ("justsystem") on the one hand; and Mr. Stewart Irvine on behalf of WCollect.com, Inc., a Florida corporation ("Wcollect"), on the other with respect to the marketing and promotion of the WCollect Web site "WCollect.com" to Japanese speaking users in Japan. Notwithstanding anything to the contrary elsewhere set forth, the parties hereto hereby agree as follows, to wit:

1.	WCollect and Justsystem have established the goals of
making WCollect the leading e-commerce Web site in Japan and permitting Justsystem to earn 10 to 15% of its gross

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income from
WCollect. In connection therewith, the parties have agreed to fully cooperate in a commercially reasonable manner so as to allow WCollect to reach these goals incrementally, within a mutually agreeable period of time, and in accordance with the outside time frame dictated by the re-development of Justsystem's Internet service company ("Justnet") and its new business infrastructure.



2.	In connection with the foregoing, the parties have agreed to consult with each other in regard to any and all issues related to jointly reaching out to and servicing Japanese customers, including without limitation: the establishment of a marketing plan; market research; the creation of market recognition; the development of brand loyalty; generation of promotional events; public relations; the identification and purchase of appropriate media advertising; the selection of appropriate artwork and collectible products for sale to Japanese consumers; the building and maintenance of a customer base; the appropriate use of technology (including Justsystem's ConceptBase, Ichitaro Ark for Java, Digimarc, etc.); customer service and technical support; Web design; localization and translation; etc.

3.	The parties have intended that the aforementioned will be
effected in a multi-stage process, with the stages arranged generally as follows:

a.	Stage 0.	(As early as possible): Justsystem to provide
WCollect.com with hypertext link on the top page of Justnet (at fees or upon a pricing structure to be discussed), and to prepare a business plan.

b.	Stage 1. 	(From inception to gross revenues totaling
approximately Yen 20,000,000/ year): Parties to begin to jointly focus on market research, marketing, advertising, promotion, formulation of strategic partnerships, partial localization and translation, in addition to any other activities, at an annual cost not to exceed approximately Yen 10,000,000. Each party will be responsible for its own costs of development, overhead, personnel and travel, which costs (along with any other similar charges) will be considered "soft" costs, to be recouped, if at all, as per below. Wcollect will be responsible for the payment of any "hard" costs, including amounts charged by outside third-parties, such as the costs of purchasing advertising space, to be recouped, if at all, as per below.
Reduced costs for ad space on JustNet may, at Justsystem's option, be considered a "hard" cost. All hard costs shall be subject to Wcollect's pre-approval, and shall be

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pre-paid or reimbursed pursuant to customary payment terms.  Justsystem will not be responsible for customer support nor for the transactions themselves.

c.	Stage 2. 	(From gross revenues totaling
approximately Yen 20,000,000/ year to Yen 100,000,000/ year ):
Same as above, with furtherance of implementation of market research, marketing, advertising, promotion, localization and translation. Possible adaptation of ConceptBase for use in localized site. Establishment of "japan.wcollect.com" URL, core online community, including e-mail, "chat," synergy, additional technology as necessary or desirable. Obtaining of additional commercial venture partners. Justsystem will undertake customer support, but will remain uninvolved in the transactions themselves.

d.	Stage 3. 	(From gross revenues totaling
approximately Yen 100,000,000/ year to Yen 1,500,000,000+): Same as above, with establishment of Japan WCollect.com, Inc. as autonomous, separately run, Japanese company. Server operations located in Japan. Justsystem may begin to become involved in transactions.

4.	During Stages 0-1, Justnet will received 10-15% of all
gross revenues from the sale of items by WCollect which originate from, or can be attributed to Justnet, payable in advance of and as applicable against 50% of the net profits. As used herein, the term "gross revenues" means and shall be defined as 100% of all moneys collected; and "net profits" means and shall be defined as all gross revenues actually actually collected by Wcollect or Justsystem or any party acting on their behalf, minus any returns, less only the costs of fulfillment and costs of collection (e.g., legal fees), if any. "Fulfillment costs" are intended to mean the costs associated with the acquisition of any item (including third party royalties) and/or manufacture of any item for sale, along with the costs of shipping and insurance, if any. No responsibility is taken by either party for the fluctuation of currencies. The fee structure for Stages beyond Stage 1 shall be subject to good faith negotiation between the parties.

5.	All URLs, trademarks and logos are and shall continue to
remain the property of their respective owners, and, except as specifically agreed in writing, no assignment thereof is intended nor implied. Any URLs, trademarks and logos which are created pursuant to or during the term of this agreement shall belong to WCollect regardless of

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which party has actually registered or initiated the use of same.

This document may be subject to modification by a more formal agreement setting forth these points and others which are found to be standard in agreements of such nature. In the interim, this document shall set forth the fundamental principles governing both parties and is intended as a binding agreement embodying the terms set forth above.

If the foregoing accurately reflects the parties= understanding, please so indicate by signing in the spaces allotted for such purposes below.

Thank you.
Sincerely,

Lowy & Zucker LLP

By: Andrew Zucker

cc: Mr. Joshua Arai

Accepted and agreed as of the first date written above:

Justsystem Corporation				WCollect.com, Inc.

By:	\s\Kazunori Ukigawa			By:	\s\ Stewart Irvine
_________________________			________________________
Kazunori Ukigawa,					Stewart Irvine,
President and CEO					President and CEO